Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Washington Trust Bancorp, Inc. and Subsidiaries of our report dated February 25, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Washington Trust Bancorp, Inc. and Subsidiaries for the year ended December 31, 2019, and to the reference to us under the heading "Experts" in the prospectus.

(signed) Crowe LLP

Livingston, New Jersey
September 28, 2020